EXHIBIT 97.1
PROPETRO HOLDING CORP.
INCENTIVE-BASED COMPENSATION RECOVERY (CLAWBACK) POLICY

This Incentive-Based Compensation Recovery Policy (this “Policy”) was adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ProPetro Holding Corp. (the “Company”), effective as of October 11, 2023 (the “Effective Date”). This Policy is intended to comply with the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “Recovery Rules”) and shall be interpreted as such. Unless otherwise specified by the Board and permitted by the Recovery Rules, this Policy will be administered by the Committee (the “Administrator”).

1.Recovery. If the Company is required to prepare a Restatement, the Administrator shall take reasonably prompt action to recover the Excess Amount, if any, from the Covered Persons. The Company must recover all Excess Amounts from the Covered Persons unless, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable exchange listing standard, the Committee determines that recovery would be impracticable and one of the following conditions is met:
a.The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before coming to this conclusion, the Company must make a reasonable attempt to recover such Excess Amount, document such reasonable attempt(s) to recover, and provide documentation to the NYSE to the extent required.
b.Recovery would violate a home country law adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any Excess Amount on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.
c.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code (the “Code”) and applicable regulations issued thereunder.

2.Administration. The Administrator shall have full authority to administer, amend or terminate this Policy. The Administrator shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Administrator shall be final, binding and conclusive. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, rules of the
U.S. Securities and Exchange Commission (the “SEC”), or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

EXHIBIT 97.1
3.Method of Recovery. Subject to applicable law, the Administrator may seek to recover Excess Amounts by (i) requiring a Covered Person to repay such amount to the Company;
(ii) offsetting a Covered Person’s other compensation; or (iii) such other means or combination of means as the Committee, in its sole discretion, determines to be appropriate. The Company shall use its best efforts to ensure that the method of recovery employed does not violate Section 409A of the Code and the applicable regulations issued thereunder but shall not be liable to any Covered Person for any resulting liability thereunder. To the extent that a Covered Person fails to repay all Excess Amounts to the Company as determined pursuant to this Policy, the Company shall take all actions reasonable and appropriate to recover such amount, subject to applicable law.

4.Acknowledgement by Covered Persons. The Administrator shall provide notice to and may seek written acknowledgement of this Policy from each Covered Person; provided that the failure to provide such notice or obtain such acknowledgement shall not affect the applicability or enforceability of this Policy.

5.No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not indemnify any Covered Person against the loss of any Excess Amount.

6.Disclosure. The Company shall file all disclosures with respect to this Policy and any actions taken to recover Excess Amounts thereunder required by any federal securities laws, SEC rules, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

7.Governing Law. The validity, construction, and effect of this Policy and any determinations relating to this Policy shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

8.Successors. This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

9.Policy Not Exclusive Remedy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any Covered Person that may be available under applicable law or otherwise (whether implemented prior to or after adoption of this Policy). Nothing within this Policy is intended to limit any right of recovery of the Company pursuant to any other Company clawback or compensation recoupment policies or arrangements that may be in effect from time to time (“Other Recovery Policies”); provided, however, that if there is any conflict between this Policy and any Other Recovery Policies, this Policy shall control. The Administrator may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

10.Defined Terms. For purposes of this Policy, the following terms will have the meanings set forth below:

EXHIBIT 97.1

“Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board, the Administrator, the Audit Committee of the Board (the “Audit Committee”), or the officer or officers of the Company authorized to take such action if action is not required by the Board, the Administrator or the Audit Committee, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Applicable Period shall be extended to include any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years described in the preceding sentence; provided, that a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year.

“Covered Person” shall include the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice- president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s controlled affiliates) who performs similar policy-making functions for the Company. For the avoidance of doubt, “policy-making function” is not intended to include policymaking functions that are not significant. Covered Persons shall include, at a minimum, executive officers identified pursuant to Item 401(b) of Regulation S-K. It is intended that individuals identified as Covered Persons pursuant to this Policy will be consistent with those identified as “officers” pursuant to Rule 16a-1(f) promulgated pursuant to the Exchange Act.

“Excess Amount” means the value of all Incentive-Based Compensation (calculated on a pre-tax basis) Received after October 2, 2023 by a person: (i) after beginning service as a Covered Person; (ii) who served as a Covered Person at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the applicable Financial Performing Measures, as reflected in the Restatement, computed without regard to any taxes paid on such amounts. With respect to Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the Excess Amount is not subject to mathematical recalculation directly from the information in a Restatement: (i) the amount will be based on a reasonable estimate made by the Administrator of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or national securities association on which the Company’s securities are listed at the time of the Restatement.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting

EXHIBIT 97.1
Measures include, but are not limited to, measures based on revenues, net income, operating income, financial ratios, EBITDA, liquidity measures, free cash flow, and return measures. Stock price and TSR also are Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC to qualify as such.

“Incentive-Based Compensation” includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; however it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iv) equity awards that vest solely on the passage of time.

Incentive-Based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). As of the Effective Date (but subject to changes that may occur in accounting principles and rules following the Effective Date), a Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.